Exhibit 10.4

AMENDMENT NO. 1 TO
NON-EMPLOYEE INTERIM CHIEF FINANCIAL OFFICER
ENGAGEMENT AGREEMENT

This Amendment No. 1 to Non-employee Interim Chief Financial Officer Agreement (this “Amendment No. 1”) is entered into as of the 4th day of March, 2013 (the “Effective Date”) by and between Guardian 8 Holdings, a Nevada corporation (the “Company”), and Kathleen Hanrahan (“Executive”).

A.         On or about April 30, 2012, the Company and Executive entered into a Non-employee Interim Chief Financial Officer Agreement (the “Original Agreement”), which is set to expire on April 30, 2013.

B.          Company and Executive desire to amend the Original Agreement pursuant to the terms of this Amendment No. 1.

C.          Company and Executive agree Company shall retain Executive through March 31, 2014, pending the Company recruiting and hiring a full time replacement chief financial officer.

D.          Capitalized terms not defined in this Amendment No. 1 shall have the same meanings as set forth in the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1.	Additional Compensation.

a.
Common Stock. The Company shall issue Executive 416,250 shares of the Company’s restricted common stock, which shall be issued upon the earlier of (i) in quarterly installments as follows: 104,000 shares on June 30, 2013; 104,000 shares on September 30, 2013; 104,000 shares on December 31, 2013; and 104,250 on March 31, 2014, or (ii) when the Company hires a full time replacement chief financial officer. The value of such shares shall be set at the closing price of the Company’s common stock on the Over-the-Counter Bulletin Board or other exchange or quotation medium on the last trading day immediately before issuance of the shares.

b.
Cash. For services rendered from January 1, 2013 through the term of this Amendment No. 1, Company shall pay Executive a base monthly retainer of $3,000.  Such monthly retainer shall accrue from January 1, 2013 until the Company completes a financing raising a minimum of $2.0 million in gross funds.

2.
Term. The term of this Amendment No. 1 shall commence on the Effective Date and continue through March 31, 2014. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement at any time, with or without cause, effective immediately upon written notice to the other party.

3.
Entire Agreements. Other than as specifically provided in this Amendment No. 1, all other provisions of the Original Agreement shall remain in full force and effect, the Original Agreement as amended by this Amendment No. 1 constituting the sole and entire agreement between the parties as to the matters contained herein, and superseding any and all conversations, letters and other communications which may have been disseminated by the parties relating to the subject matter hereof, all of which are void and of no effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the day and year first above written.

Company:
Guardian 8 Holdings
By: /s/ C. Stephen Cochennet
       C. Stephen Cochennet, CEO

Executive:

/s/ Kathleen Hanrahan
Kathleen Hanrahan